Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports Third Quarter Net Income per Share of $1.80;
Operating Income per Share Increases 8% to $1.69;
Combined Ratio Is 86.2%

2010 Operating Income per Share Guidance
Is Increased to Range of $5.75 to $5.85
     WARREN, New Jersey, October 21, 2010 — The Chubb Corporation [NYSE: CB] today reported that net income in the third quarter of 2010 was $572 million or $1.80 per share, compared to $596 million or $1.69 per share in the third quarter of 2009.
     Average diluted shares outstanding for the third quarter were 317.3 million in 2010 and 353.5 million in 2009.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $537 million in the third quarter of 2010 compared to $552 million in the third quarter of 2009. Operating income per share increased 8% to $1.69 from $1.56.
     The impact of catastrophes in the third quarter of 2010 was $58 million pre-tax, compared with $22 million pre-tax in the third quarter of 2009. The impact of catastrophes on third quarter net income and operating income per share was $0.12 in 2010 and $0.04 in 2009.
     Net written premiums for the third quarter of 2010 were up 1% to $2.7 billion. Foreign currency translation did not have a significant effect on premiums, which were flat in the U.S. and up 6% outside the U.S. (up 4% in local currencies).
     The third quarter combined loss and expense ratio was 86.2% in 2010, compared to 85.4% in 2009. The impact of catastrophes in the third quarter of 2010 accounted for 2.1 percentage points of the combined ratio, compared to 0.8 points in the third quarter of 2009. Excluding catastrophes, the combined ratio for the third quarter improved to 84.1% in 2010 from 84.6% in 2009.

     The expense ratio for the third quarter was 31.7% in 2010 and 31.2% in 2009.
     Property and casualty investment income after taxes for the third quarter was $317 million, unchanged from 2009.
     Net income for the third quarter of 2010 reflected net realized investment gains of $54 million pre-tax ($0.11 per share after-tax), compared to $69 million pre-tax ($0.13 per share after-tax) in the third quarter of 2009.
     During the third quarter, Chubb repurchased 10.2 million shares of its common stock at a total cost of $555 million (an average cost of $54.63 per share). As of September 30, 2010, there were 6.6 million shares of common stock remaining under the current repurchase authorization.
     “In the third quarter, Chubb again demonstrated the ability to generate outstanding profitability and book value growth during a period of challenging economic and industry conditions,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “By continuing our focus on the bottom line and maintaining our discipline in risk selection and pricing, all three business units produced excellent results.
     “Based on these results for the third quarter and our favorable outlook for the fourth quarter, we are increasing our 2010 full-year operating income per share guidance to a range of $5.75 to $5.85 from the previous guidance range of $5.15 to $5.55. This revised guidance is based on operating income per share of $4.22 in the first nine months and our forecast of a range of $1.53 to $1.63 for the fourth quarter,” said Mr. Finnegan.
     The revised guidance for 2010 operating income per share assumes an impact from catastrophes of 2 percentage points in the fourth quarter, resulting in an assumed impact of catastrophes for the year of 5.8 points, compared to the assumption of 7 points in the previous guidance. The revised guidance assumes 322 million average diluted shares outstanding for the year.
     Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe harbor statement below.

Nine-Month Results
     For the first nine months of 2010, net income was $1.6 billion or $4.76 per share, compared with $1.5 billion or $4.18 per share for the first nine months of 2009.
     Operating income for the first nine months was $1.4 billion ($4.22 per share) in 2010 and $1.6 billion ($4.49 per share) in 2009.
     The impact of catastrophes in the first nine months of 2010 was $595 million pre-tax, compared with $91 million pre-tax in the first nine months of 2009. The impact of catastrophes on net income and operating income per share for the first nine months was $1.19 in 2010 and $0.17 in 2009. The impact of catastrophes includes losses and loss expenses net of reinsurance recoverable and also includes reinsurance reinstatement premiums.
     Net written premiums for the first nine months of 2010 increased 1% to $8.4 billion. Excluding the effect of foreign currency translation, premiums were down approximately 1%. Premiums declined 2% in the U.S. and increased 11% outside the U.S. (increased 3% in local currencies).
     The combined ratio for the first nine months was 90.1% in 2010, compared to 86.5% in 2009. The impact of catastrophes in the first nine months accounted for 7.1 percentage points of the combined ratio in 2010 and 1.1 points in 2009. Excluding the impact of catastrophes, the combined ratio for the first nine months improved to 83.0% in 2010 from 85.4% in 2009.
     The expense ratio for the first nine months was 31.3% in 2010 and 30.7% in 2009.
     Property and casualty investment income after taxes for the first nine months increased 1% to $941 million in 2010 from $935 million in 2009.
     Net income for the first nine months of 2010 reflects net realized investment gains of $271 million pre-tax ($0.54 per share after-tax). Net income for the first nine months of 2009 reflected net realized investment losses, including impairments, of $170 million pre-tax ($0.31 per share after-tax).
     During the first nine months of 2010, Chubb repurchased 29.6 million shares of its common stock at a total cost of $1.5 billion (an average cost of $51.94 per share).

Third Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums increased 4% in the third quarter of 2010 to $980 million. CPI’s combined ratio for the quarter was 85.4%, compared to 81.6% in the third quarter of 2009. The impact of catastrophes in the third quarter of 2010 was 3.7 percentage points. In the third quarter of 2009, the impact of catastrophes improved the combined ratio by 1 percentage point.
     Net written premiums for Homeowners increased 2%, and the combined ratio was 81.0%. Personal Automobile net written premiums increased 7%, and the combined ratio was 91.7%. Other Personal lines premiums were up 7%, and the combined ratio was 94.2%.
     Chubb Commercial Insurance (CCI) net written premiums in the third quarter were flat at $1.1 billion. CCI’s combined ratio for the quarter was 89.1% in 2010 and 90.5% in 2009. The impact of catastrophes in the third quarter was 2.0 percentage points in 2010 and 2.6 points in 2009.
     Average third quarter renewal rates in the U.S. were down 1% for CCI, which retained 87% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.2 to 1.
     Chubb Specialty Insurance (CSI) net written premiums in the third quarter were flat at $669 million. CSI’s combined ratio for the quarter was 83.3%, compared to 83.6% in the third quarter of 2009.
     Professional Liability (PL) net written premiums declined 1%, and the business had a combined ratio of 89.3%. Average third quarter renewal rates in the U.S. were down 2% for PL, which retained 88% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.1 to 1.
     Surety net written premiums increased 7%, and the combined ratio was 40.0%.
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s third quarter performance with investors and analysts today, October 21st at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

     About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms
Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). Forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2010 operating income per share guidance and related assumptions. Forward-looking statements generally can be identified by words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:
•	our expectations relating to reinsurance recoverables;

•	the willingness of parties, including us, to settle disputes;

•	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

•	development of new theories of liability;

•	our estimates relating to ultimate asbestos liabilities;

•	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

•	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
•	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

•	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

•	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

•	claims and litigation arising out of practices in the financial services industry;

•	claims and litigation relating to uncertainty in the credit and broader financial markets; and

•	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism, catastrophes and the financial markets;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general political, economic and market conditions, whether globally or in the markets in which we operate, including:
•	changes in interest rates, market credit spreads and the performance of the financial markets;

•	currency fluctuations;

•	the effects of inflation;

•	changes in domestic and foreign laws, regulations and taxes;

•	changes in competition and pricing environments;

•	regional or general changes in asset valuations;

•	the inability to reinsure certain risks economically; and

•	changes in the litigation environment;
•	our ability to implement management’s strategic plans and initiatives.
Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended September 30
	Third Quarter		Nine Months
	2010	2009	2010	2009
		(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,732	$2,705	$8,383	$8,294
Decrease (Increase) in Unearned Premiums	66	131	(4)	196

Premiums Earned	2,798	2,836	8,379	8,490

Losses and Loss Expenses	1,522	1,534	4,912	4,721
Operating Costs and Expenses	864	841	2,615	2,541
Decrease (Increase) in Deferred Policy Acquisition Costs	7	31	(36)	11
Dividends to Policyholders	6	7	22	22

Underwriting Income	399	423	866	1,195

Investments
Investment Income Before Expenses	398	400	1,187	1,180
Investment Expenses	8	10	25	24

Investment Income	390	390	1,162	1,156

Other Charges	(2)	(12)	(5)	(7)

Property and Casualty Income	787	801	2,023	2,344

CORPORATE AND OTHER	(57)	(61)	(160)	(182)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	730	740	1,863	2,162

Federal and Foreign Income Tax	193	188	485	563

CONSOLIDATED OPERATING INCOME	537	552	1,378	1,599

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	35	44	176	(111)

CONSOLIDATED NET INCOME	$572	$596	$1,554	$1,488

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$317	$317	$941	$935

	Periods Ended September 30
	Third Quarter		Nine Months
	2010	2009	2010	2009
OUTSTANDING SHARE DATA (in millions)
Average Common and Potentially Dilutive Shares	317.3	353.5	326.3	356.4
Actual Common Shares at End of Period	304.9	341.6	304.9	341.6

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.69	$1.56	$4.22	$4.49
Realized Investment Gains (Losses)	.11	.13	.54	(.31)

Net Income	$1.80	$1.69	$4.76	$4.18

Effect of Catastrophes	$(.12)	$(.04)	$(1.19)	$(.17)

	Sept. 30	Dec. 31	Sept. 30
	2010	2009	2009
BOOK VALUE PER COMMON SHARE	$52.41	$47.09	$45.43

BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	47.25	44.37	42.31
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2010	2009	2010	2009
Losses and Loss Expenses to Premiums Earned	54.5%	54.2%	58.8%	55.8%
Underwriting Expenses to Premiums Written	31.7	31.2	31.3	30.7

Combined Loss and Expense Ratio	86.2%	85.4%	90.1%	86.5%

Effect of Catastrophes on Combined Loss and Expense Ratio	2.1%	.8%	7.1%	1.1%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2010	2009	2010	2009
		(in millions)
Paid Losses and Loss Expenses	$1,581	$1,399	$4,699	$4,415
Increase (Decrease) in Unpaid Losses and Loss Expenses	(59)	135	213	306

Total Losses and Loss Expenses	$1,522	$1,534	$4,912	$4,721

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2010	2009	(Decrease)	2010	2009
	(in millions)
NINE MONTHS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$474	$428	11%	91.1%	89.1%
Homeowners	1,795	1,771	1	96.1	81.9
Other	593	551	8	90.7	92.8

Total Personal	2,862	2,750	4	94.2	85.2

Commercial Insurance
Multiple Peril	817	835	(2)	97.2	85.5
Casualty	1,162	1,161	—	91.3	96.4
Workers’ Compensation	586	610	(4)	92.1	91.5
Property and Marine	969	953	2	88.1	85.0

Total Commercial	3,534	3,559	(1)	91.9	89.9

Specialty Insurance
Professional Liability	1,735	1,725	1	87.5	90.4
Surety	246	243	1	42.5	36.5

Total Specialty	1,981	1,968	1	82.2	84.2

Total Insurance	8,377	8,277	1	90.3	87.0

Reinsurance Assumed	6	17	(65)	*	*

Total	$8,383	$8,294	1	90.1	86.5

QUARTERS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$160	$150	7%	91.7%	87.2%
Homeowners	631	620	2	81.0	77.3
Other	189	176	7	94.2	90.9

Total Personal	980	946	4	85.4	81.6

Commercial Insurance
Multiple Peril	277	274	1	84.5	91.0
Casualty	350	346	1	94.9	93.9
Workers’ Compensation	177	186	(5)	95.0	95.7
Property and Marine	278	280	(1)	83.3	83.0

Total Commercial	1,082	1,086	—	89.1	90.5

Specialty Insurance
Professional Liability	582	588	(1)	89.3	90.0
Surety	87	81	7	40.0	32.5

Total Specialty	669	669	—	83.3	83.6

Total Insurance	2,731	2,701	1	86.4	85.8

Reinsurance Assumed	1	4	(75)	*	*

Total	$2,732	$2,705	1	86.2	85.4

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.